Exhibit 10.7

SALES REPRESENTATION AGREEMENT

This Agreement, entered into as of this 15th day of December, 2017, by and between Impulse Health, LLC, a Virginia limited liability company (“Representative”) and ENDEXX CORPORATION, a Nevada Corporation (“ENDEXX”).

W I T N E S S E T H:

WHEREAS, ENDEXX desires to appoint Representative as its sales representative for the Territory specified herein for the purpose of assisting ENDEXX in selling ENDEXX Products and Services within the Market specified herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.  APPOINTMENT

ENDEXX hereby appoints Representative during the Term of this Agreement as its exclusive sales representative for the sale of those ENDEXX Products and Services set forth in Exhibit A, which is attached hereto and by this reference made a part hereof (“Product and Services”) in the Territory and within the Market. Territory is defined as any legal jurisdiction where the sale of Products and Services is permitted; and Market is defined as the Walgreens Company and its subsidiaries and affiliates.

ENDEXX hereby appoints Representative as its exclusive sales representative for the Products and Services in the Market within the Territory. Representative acknowledges that except with respect to the Market, ENDEXX may utilize other sales representatives for the sales of Product and Services within the Territory. Representative’s sole authority shall be to solicit orders in accordance with the terms of the Agreement.

ENDEXX reserves the right, at its sole discretion, to decline to accept any order for Products and Services received from any party whether or not solicited hereunder by Representative, if ENDEXX and the concerned party are unable to agree upon mutually satisfactory prices or other terms and conditions of sale or if the regulations of the Market or Territory do not authorize or support such order for Products and Services.

All sales by ENDEXX to the purchaser are subject to all laws, rules, regulations and public policies of the United States.

The respective parties hereto are independent contractors, and nothing herein shall be deemed to create a relationship of partnership, joint venture or principal and agent. This Agreement shall not entitle either party to make commitments of any kind for the account of the other party as agent or otherwise, or to assume or create any obligation, express or implied, on behalf of the other party, or to bind the other party in any respect, and each party agrees to and shall indemnify and hold the other party harmless in this regard.

2.  ACCEPTANCE OF APPOINTMENT

Representative hereby accepts this appointment as an ENDEXX sales representative for the Products and Services in the Territory and within the Market upon the terms and conditions set forth in this Agreement. Representative (and each affiliated or subsidiary controlled by Representative) agrees that it shall not directly or indirectly solicit or negotiate sales of, or otherwise deal in or be financially interested in the sales of, any competitive Product and Service in the Territory and within the Market without the prior written consent of ENDEXX. Representative shall at all times use its best efforts to sell the Product and Service in the Territory and within the Market, and shall maintain an organization having adequate experience and ability to carry out its activities hereunder. Representative agrees that, throughout the Term of this Agreement, it shall aggressively develop business and promote the sale of the Product and Service in the Territory within the Market by using all methods normally employed by representatives and distributors selling similar Product and Service, including, without limitation, sales calls, and participation in trade shows and exhibits. Any materials the Representative intends to use for publication or for use in trade shows or otherwise to promote the sale of ENDEXX Product and Service shall be subject to the prior review and written approval of ENDEXX.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 1

3.  TERM

(a)	The Term of this Agreement shall commence on December 15, 2017, and shall remain in effect for a period of four years until December 15th, 2021 (the “Initial Term”), unless sooner terminated as provided in Paragraph 16(c). Unless notice of non-renewal is given not less than ninety (90) days prior to the expiration of the Initial term or any renewal term, the term shall automatically renew or an additional one year period, unless sooner terminated as provided in Paragraph 16(b) or 16(c). The effective period of this Agreement is herein called the “Term of this Agreement.”

(b)	Notwithstanding the provisions of Subparagraph (a) of this Paragraph, this Agreement may be terminated pursuant to Paragraph 16 below.

4.  GENERAL DUTIES

Representative shall use his or her best efforts to promote the Products and Services and maximize the sale of the said Products and Services in the Market. Representative shall also provide reasonable assistance to ENDEXX in promotional activities such as trade shows, presentations, sales calls, and other activities of ENDEXX with respect to the Products and Services. Representative shall also provide reasonable “after sale” support the purchaser and promote the goodwill of the ENDEXX. Representative will devote adequate time and effort to perform his or her obligations.

5.  MARKET AND TERRITORY

Representative shall be granted exclusive rights to promote and sell the Products and Services within the Market in all states where the promotion and sale of said Products and Services is legal under federal and local laws.

6.  COMMISSION

(a)	ENDEXX shall pay Representative a commission for its services hereunder amounting to Applicable Percentage of the Sales Price of any sales or sales contract with a customer in the Market within the Territory, which Sales Price is actually and directly paid to, and received by, ENDEXX, as specified in the concerned contract for each Product and Service manufactured and/or distributed by ENDEXX, delivered to and accepted by the concerned customer.

(b)	The term “Sales Price”, as used herein, shall mean only that portion of the contract sales price that is actually paid directly to ENDEXX for Product and Service sold by ENDEXX. The term “Applicable Percentage” shall mean:

(i)	With respect to purchase orders submitted to ENDEXX during the first year of the Initial Term, ten percent (10%);
(ii)	With respect to purchase orders submitted to ENDEXX during the second year of the Initial Term, nine percent (9%);
(iii)	With respect to purchase orders submitted to ENDEXX during the third year of the Initial Term, eight and one-half percent (8.5%); and,
(iv)	With respect to purchase orders submitted to ENDEXX after the third year of the Initial Term, including without limitation any renewal term, seven and one-half percent (7.5%).

(c)	Commissions shall become payable hereunder to Representative only at such times and only to the extent that ENDEXX actually receives unconditional payment from the purchaser under the contract for ENDEXX’s sale of the concerned Product and Service. Representative’s commission shall be adjusted in the event there are changes or adjustments in the Net Sales Price allowed and made under the relevant contract.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 2

(d)	Notwithstanding any other provision of this Agreement to the contrary, ENDEXX’s obligation to pay Representative the commissions specified herein shall be expressly subject to and contingent upon:

(i)	such payments by ENDEXX not contravening the laws, rules, regulations and the expressed public policies in the Territory;

(ii)	to the extent permitted in accordance with Paragraph 9, with respect to a direct sale in the Market within the Territory, such payments being included in the price of the Product and Service and paid to ENDEXX by that purchaser.

(f)	ENDEXX shall be entitled to disclose the contents of this Agreement to the extent ENDEXX deems such disclosure to be appropriate.

(g)	Representative agrees that it shall be solely responsible for any and all costs or expenses that it may incur in the performance of its sales activities hereunder. Nothing in this Agreement shall be construed as granting Representative any rights to residual commissions.

(h)	ENDEXX shall keep accurate records of all sales of Product and Service hereunder and monthly submit a report to Representative indicating its total sales and expenses for that period and the amount of payments received by ENDEXX with respect to such sales, which are commissionable. ENDEXX will include the appropriate commission payment to Representative as specified above with each such report.

(i)	The provisions of Addendum A to this Agreement are incorporated herein by this reference.

7.  PRODUCT INFORMATION AND LITERATURE

Subject to all applicable United States Government laws and regulations, ENDEXX shall furnish Representative, from time to time, with such reasonable quantities of current literature and data covering the Product and Service as are usually made available by ENDEXX to distributors and sales representatives for assistance in soliciting the sale of its Product and Service.

8.  SALE OF PRODUCTS AND SERVICES

(a)	Prices – Terms of Sale. Endexx shall provide Representative with copies of its current price lists, delivery schedules and standard terms and conditions of sales, as established from time to time. Representative shall have the discretion to quote customers prices that may vary based on market conditions and that may be higher or lower than current suggested retail prices. Representative shall provide delivery schedules and terms and conditions, and Representative shall modify, add to or discontinue Products and Services only following written notice from Endexx. Each order shall be controlled by the prices, delivery schedules and terms and conditions in affect at the time the order is accepted, and all quotations by Representative shall contain a statement to that effect.

(b)	Quotations. Representative shall promptly furnish to Endexx copies of all quotations submitted to customers. Each quotation shall accurately reflect the terms of this Agreement.

(c)	Orders. All orders for Products and Services shall be in writing, and the originals shall be submitted to Endexx. Orders can be submitted to Endexx directly from the Customer or forwarded from the Representative to Endexx.

(d)	Acceptance. All orders obtained by Representative shall be subject to final acceptance by Endexx at its principal office and all quotations by Representative shall contain a statement to that effect. Representative shall have no authority to make any acceptance or delivery commitments to Customers. Endexx specifically reserves the right to reject any order of part thereof for any reason.

(e)	Inquiries from outside the Market. Representative shall promptly submit to Endexx, for Endexx’s attention and handling, the originals of all inquiries received by Representative from Customers outside the Market.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 3

9.  SALES BY ENDEXX IN THE TERRITORY

During the Term of this Agreement, except with respect to sales made by and through Representative, ENDEXX shall not be permitted, without Representative’s prior written consent, to sell Product and Service in the Territory to any purchasers within the Market.

ENDEXX shall be permitted, without obligation either to pay a commission, to make a discount or otherwise become liable to Representative, to sell Product and Service in the Territory to any purchasers (either in the Territory or out of the Territory) for use outside the Market.

Further, Endexx reserves the right to assign to any Representative in the Territory exclusive licensing rights for the marketing and sale of Products and Services in any part of the Territory outside of the Market. Representative shall be given 30 days advance notice and the opportunity to participate in a competitive bid for exclusive licensing rights in a part or parts of the Territory.

10.  INDEMNIFICATION

Representative shall indemnify, defend and save ENDEXX harmless from any and all claims of third parties for loss or damage to property or injury or death to persons arising out of or any way related to acts or omissions, including the acts or omissions of any of your employees or agents, in connection with your performance of this agreement.

Such indemnification shall survive the expiration or termination of this agreement.

ENDEXX shall indemnify and hold harmless Representative from any and all claims, damages or lawsuits, including reasonable attorney’s fees, arising out of defects in the Products and Services caused by ENDEXX or failure of ENDEXX to provide said Products and Services to a customer.

11.  NOTICES

Notices hereunder shall be sent by registered mail addressed to the parties at the following addresses or such other addresses as specified by notices pursuant to this section:

To ENDEXX:	ENDEXX CORPORATION
5855 E Surrey Dr
Cave Creek AZ 85327

To Representative:	IMPULSE HEALTH, LLC 13241 Mt. Olive Lane Amelia, VA 23002

12.  MUTUAL COMMITMENTS

Neither party shall, without the prior written consent of the other party, assign this Agreement in whole or in part or delegate any right or duty hereunder to any third party, subagent, representative, or consultant. Any attempted assignment not having such consent shall be void and without effect. Representative shall not make any payments to such persons without the knowledge and prior approval of ENDEXX.

The parties to this Agreement shall not take any action which would constitute a violation of the laws, rules or regulations of the Territory, would be embarrassing or would create an appearance of impropriety, and in the event a party is found to have violated any such law, rule or regulation, such party shall indemnify, defend and hold harmless the other party from any liability, expense, or cost it may incur as a result of such violation. Such indemnification shall survive the expiration or termination of this Agreement.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 4

Each party shall indemnify, defend and save the other party harmless from any and all claims of third parties for loss or damage to property or injury or death to persons arising out of or in any way related to their acts or omissions including the acts or omissions of their employees in connection with their performance of this Agreement. Such indemnification shall survive the expiration or termination of this Agreement.

13.  LAW GOVERNING

This Agreement was entered into and shall be deemed to have been made in the State of Arizona, and shall, for all purposes, be governed by and construed under the laws thereof regardless of where any Court action or proceeding is brought in connection with this Agreement; provided, however that the laws of the Territory relating to commission sales representative relationships and remuneration for such services shall also apply and govern such rights and obligations under this Agreement; and provided further, however, that no choice of law rule of such State or any other jurisdiction, which would cause any such matter to be referred to the law of any jurisdiction other than such State, shall be given any force or effect.

14.  CONFIDENTIAL INFORMATION

Representative, its officers, agents, servants and employees shall not, during the term of this Agreement or any time thereafter, disclose in any manner to any person, firm or corporation, whether in competition with ENDEXX or not, any knowledge or information pertaining to the conduct or details of ENDEXX’s business or its processes, formulas, machinery, devices, Product and Service and components used by ENDEXX in carrying on its own business, or lists of ENDEXX’s customers. Representative shall not use ENDEXX’s trademarks, name, logo or trade names in any manner except as authorized by ENDEXX or in connection with ENDEXX’s literature. Representative shall discontinue such usage upon termination of this Agreement for whatever reason. Representative, on termination of this Agreement, shall deliver to ENDEXX all copies in its possession or within its control of ENDEXX customer lists, catalog sheets, specifications, proposals, quotations, price lists, contracts (whether or not executed) and other documents and data relating to the Product and Service or the conduct of ENDEXX’s business, and ENDEXX may withhold all sums due the Representative on termination until all such material and documents have been received by ENDEXX. Representative shall not contest or take any action to affect adversely ENDEXX’s patents or proprietary positions with respect to the Product and Service.

17.  REPORTING REQUIREMENTS

Representative shall provide ENDEXX with a written marketing activity and forecast report concerning the Product and Service at quarterly intervals during the Term of this Agreement beginning Thirty (30) days after the date first above written. This report shall: (i) identify as appropriate potential customers and their expected uses for the Product and Service, (ii) provide as appropriate a current forecast of the total sales potential for each such customer;

(i) include as appropriate, a forecast of the expected total sales quantity for each Product and Service covered by this Agreement; and (iv) in all cases specify what activities Representative has undertaken during the reporting period as a result of its obligations under this Agreement in furtherance of sales of the Product and Service.

16.  TERMINATION

(a)	Non-Renewal. If at the end of the Initial Term or any renewal term either party gives the other a notice of non-renewal, upon termination neither party shall have any further obligation or liability to the other under this Agreement except that ENDEXX shall pay Representative any commission which Representative previously earned or which Representative would have earned absent such termination, including without limitation commissions due with respect to purchase orders submitted by Representative prior to the effective date of such termination which are accepted by ENDEXX no later than two (2) months following the effective date of such termination (irrespective of the time of payment by the customer), which such payment being made in the manner provided in this Agreement as if this Agreement had not been terminated.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 5

(b)	For Convenience. After the expiration of the Initial Term, either party shall have the right at any time, for any reason and without cause, to terminate this Agreement for its own convenience on giving sixty (60) days’ notice in writing to the other party. On such termination for convenience, neither party shall have any further obligation or liability to the other under the terms and conditions of this Agreement except that ENDEXX shall pay Representative any commission which Representative previously earned or which Representative would have earned absent such termination, including without limitation commissions due with respect to purchase orders submitted by Representative prior to the effective date of such termination which are accepted by ENDEXX no later than two (2) months following the effective date of such termination (irrespective of the time of payment by the customer), which such payment being made in the manner provided in this Agreement as if this Agreement had not been terminated.

(c)	For Breach. If at any time during the term of this Agreement or any renewal thereof, either party is adjudged bankrupt, makes an assignment of assets for the benefit of its creditors, has a receiver appointed for it, is adjudged insolvent, ceases operations or is dissolved, then the other party shall have the right to terminate this Agreement immediately by written notice to the other party. If at any time during the term of this Agreement or any renewal thereof, either party materially defaults in its performance or materially breaches any of the terms and conditions of this Agreement, the non- breaching party shall give the other party written notice of such breach. If the party receiving such notice does not cure such breach within ten (10) days of the giving of such notice, the party giving such notice may at any time thereafter give written notice of the immediate termination of this Agreement. If Representative materially defaults or breaches the Agreement and ENDEXX terminates for breach, as provided herein, any commission previously earned by Representative, as provided in this Agreement, and unpaid as of the date of such termination, shall be, and by the signing hereof is hereby, waived by Representative. Without limiting the foregoing, any relationship of the Representative during the term of this Agreement, which creates a conflict of interest hereunder shall be a material breach for purposes of this Paragraph. If ENDEXX materially defaults or breaches the Agreement and Representative terminates for breach, as provided herein, ENDEXX shall pay Representative any commission which Representative previously earned or which Representative would have earned absent such termination, including without limitation commissions due with respect to purchase orders submitted by Representative prior to the effective date of such termination which are accepted by ENDEXX no later than twelve (12) months following the effective date of such termination (irrespective of the time of payment by the customer), which such payment being made in the manner provided in this Agreement as if this Agreement had not been terminated.

17.  LIMITATION OF LIABILITY

Under termination by both either party in accordance with any of the provisions of this agreement, neither party shall be liable to the other. ENDEXX’s sole liability under the terms of this Agreement shall be for unpaid commissions to Representative.

18.  OTHER MATTERS

This Agreement is the entire agreement between the parties and shall not be amended or modified except by a written instrument duly signed by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties hereto have signed these presents on the day and year first above written by their proper officers on their behalf.

ENDEXX CORPORATION,	SALES REPRESENTATIVE

Todd Davis CEO	Impulse Health, LLC

By	/s/ Todd A Davis	By
	Signature Date		Signature Date

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 6

EXHIBIT A

PRODUCTS & SERVICES

For detailed products description, Certificates of Analysis and information, go to: http://www.cbdunlimited.com

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 7

EXHIBIT B1

LEGAL

Concerning Hemp Based CBD Products:

FDA DISCLOSURE

THESE STATEMENTS HAVE NOT BEEN EVALUATED BY THE FDA AND ARE NOT INTENDED TO DIAGNOSE, TREAT OR CURE ANY DISEASE. ALWAYS CHECK WITH YOUR PHYSICIAN BEFORE STARTING A NEW DIETARY SUPPLEMENT PROGRAM.

TERMS OF SALE – REFUND POLICY

During the checkout process you will be given the complete terms of your purchase. Included in those terms is your clear understanding that we are selling these products as containing CBD (cannabidiol) from hemp oil. These products have not been evaluated by the FDA. We are committed to complete compliance with FDA regulations and as such, because these products have not been evaluated by the FDA, we make no claims as to any extra benefits for products containing CBD (cannabidiol).

If you decide to purchase our products, you are drawing your own opinions as to any additional benefits or use these products may provide. All non-perishable products carry a 14-day customer satisfaction guarantee. If you are not satisfied with any of these products, simply return the product for a full refund less any shipping charges.

Due to the perishable nature of hemp oil, we are not able to provide a refund on these products. If you have questions or concerns about this product please contact our sales staff at 480-999-0097 prior to purchasing this item. Your acceptance of the terms of purchase means you agree to and understand the refund policy.

Damage During Shipping

We take customer satisfaction very seriously. All of our products are tested for quality, and all shipments are carefully inspected before leaving our warehouse. Please check your shipment carefully upon arrival to ensure it has not been damaged during shipping. All claims for damaged product must be made with 72hrs. Please contact us and provide detailed information for any product damaged during shipping within that time.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 8

ADDENDUM A TO SALES REPRESENTATION AGREEMENT

This Addendum is made to the Sales Representation Agreement dated the 15th day of December, 2017 (the “Agreement”), by and between Impulse Health, LLC, a Virginia limited liability company (“Representative”) and ENDEXX CORPORATION, a Nevada Corporation (“ENDEXX”), and provides as follows:

1.	In addition to the commission compensation described in the Agreement:

a.	Initial Stock Issuance. No later than ten business days following the execution of the Agreement by both parties, ENDEXX shall issue Representative 2,500,000 shares of Endexx’s common stock. Representative acknowledges and agrees that the issuance of such shares is designed to compensate Representative for its travel, marketing, and other expenses related to its performance of its obligations under the Agreement. Notwithstanding this initial share issuance, Representative shall be solely responsible for all its costs and expenses incurred in connection with the performance of its obligations under the Agreement, including without limitation travel and marketing expenses.

b.	Bonuses. Within thirty (30) days following the end of each calendar quarter, ENDEXX pay Representative a bonus, if any, by issuing Representative Endexx common stock as follows:

i.	Shares with a fair market value equal to 2% of net receipts from sales totaling $25,000 or greater, but not more than $50,000 during the prior calendar quarter;
ii.	Shares with a fair market value equal to 3% of net receipts from sales totaling in excess of $50,000, but not more than 150,000 during the prior calendar quarter; and,
iii.	Shares with a fair market value equal to 5% of net receipts from sales in excess of $150,000 during the prior calendar quarter.

ENDEXX CORPORATION	5855 E. SURREY DR.	CAVE CREEK, AZ. 85331	Page 9